Consensus Cloud Solutions, Inc.
Provides Fourth Quarter and Full Year 2022 Results
(Preliminary and Unaudited)
Releases Full Year 2023 Guidance

LOS ANGELES -- Consensus Cloud Solutions, Inc. (NASDAQ: CCSI) today reported preliminary financial results for the fourth quarter and year ended December 31, 2022.

Results in this press release represent continuing operations, and where appropriate, results from discontinued operations have been disclosed.

Restatement of Financial Statements Included in the Q3 2022 10-Q for the Period Ended September 30, 2022

During the preparation of its annual report on Form 10-K for the fiscal year ended December 31, 2022, the Company identified unintentional errors primarily relating to (i) to a legacy accounting practice, inherited from the spin transaction in its SoHo business that grossed up revenue by $1.9 million and $5.3 million for the three and nine month periods ended September 30, 2022, respectively, with a corresponding offset to bad debt expense (“SoHo Error”) and (ii) the timing of revenue recognition of $2.2 million and $2.5 million for the three and nine month periods ended September 30, 2022, respectively, which after review, the Company has concluded should be reclassified as deferred revenue (“Deferred Revenue Error”). The correction of the SoHo Error has no impact on the Company’s operating income, net income, EBITDA or cash flows for the relevant periods. The correction of the Deferred Revenue Error affects the timing of revenue recognition for the applicable arrangement, but not the amount of revenue that will be recognized over time for the applicable arrangement. Neither error has any impact on the Company’s cash or cash equivalents.

On February 21, 2023, as a result of the unintentional errors noted above, the audit committee (the “Audit Committee”) of the board of directors of the Company reached a determination to restate its unaudited financial statements for the three and nine month periods ended September 30, 2022. The identified errors had the following effects on the consolidated statements of income of the Company for the three months ended September 30, 2022 compared to previously reported amounts: (i) a reduction in revenue of $4.1 million, or 4.3%, a reduction in operating expenses of $1.9 million, or 4.2%, a reduction in income from continuing operations of $1.7 million, or 9.9%, a reduction in net income of $1.7 million or 9.9% and a reduction in net income per basic and diluted common share from continuing operations of $0.09 or 9.9%. The identified errors had the following effects on the consolidated statements of income of the Company for the nine months ended September 30, 2022 compared to previously reported amounts: (i) a reduction in revenue of $7.8 million, or 2.8%, a reduction in operating expenses of $5.3 million, or 4.5%, a reduction in income from continuing operations of $1.9 million, or 3.3%, a reduction in net income of $1.9 million or 3.3% and a reduction in net income per basic and diluted common share from continuing operations of $0.10 or 3.3%. The reduction in income from continuing operations, net income, and net income per basic and diluted common share from continuing operations is attributable solely due to the Deferred Revenue Error. Management has determined that these errors did not result in any other previously issued financial statements being materially misstated.

FOURTH QUARTER 2022 HIGHLIGHTS (UNAUDITED)

Q4 2022 GAAP quarterly revenues increased 1.4% to $90.2 million compared to $89.0 million for Q4 2021. Our growth was primarily due to an increase of $4.4 million or 10.1% in our Corporate business (inclusive of $1.6 million due to the Summit acquisition); partially offset by a decline of $2.9 million or 6.4% in our SoHo revenues, including a negative $2.0 million related to the legacy SoHo accounting practice discussed above. On a constant dollar basis, revenues grew by $2.4 million or 2.8% compared to the prior year.

GAAP net income from continuing operations increased to $16.2 million in Q4 2022 compared to $2.0 million for Q4 2021. The increase is primarily due to a charge to sales tax expense of $8.6 million related to the Company’s SoHo revenues and a $8.2 million impairment of one of the Company’s lease facilities, both of which occurred in the fourth quarter of 2021.

GAAP earnings per diluted share from continuing operations (1) increased to $0.81 in Q4 2022 compared to $0.10 for Q4 2021. The increase is related to the items discussed above.

Adjusted EBITDA (2) for Q4 2022 of $49.0 million is unfavorable compared to Q4 2021 of $51.6 million primarily related to planned increased headcount.

Adjusted non-GAAP earnings per diluted share (2)(3) for the quarter decreased to $1.13 or 15.7%, compared to $1.34 for Q4 2021. The decrease is related to the items discussed above, as well as a foreign exchange loss in the current period of $0.23 in other (expense) income, net due to the foreign exchange revaluation of intercompany transactions.

Consensus ended the quarter with $94.2 million in cash and cash equivalents after cash outlays related to interest expense payments of approximately $26 million (occurring in Q2 and Q4) and increased compensation costs over the comparable prior period.

Key financial results from continuing operations for Q4 2022 versus Q4 2021 are set forth in the following table. Reconciliations of Adjusted non-GAAP net income, earnings per diluted share and Adjusted EBITDA to their nearest comparable GAAP financial measures accompany this press release.

(Unaudited, in thousands except per share amounts and percentages)	Continuing Operations		Favorable /(Unfavorable)
	Q4 2022	Q4 2021	% Change
GAAP revenues	$90,232	$89,004	1.4%

GAAP net income	$16,200	$1,954	729.1%
GAAP income per diluted share (1)	$0.81	$0.10	710.0%
Adjusted Non-GAAP net income (2)	$22,547	$26,905	(16.2)%
Adjusted Non-GAAP income per diluted share (1)(2)(3)	$1.13	$1.34	(15.7)%
Adjusted EBITDA (3)	$49,012	$51,622	(5.1)%
Adjusted EBITDA margin (3)	54.3%	58.0%	(6.4)%

The financial results in the prior period do not include certain costs associated with being a standalone public company, the change in the Company’s debt structure and the related income tax effects. As a result, the Company has provided investors with operating results which include adjustments as discussed below (4).

FULL YEAR 2022 HIGHLIGHTS (UNAUDITED)

2022 GAAP revenues increased 2.8% to $362.4 million compared to $352.7 million for 2021. Our growth was primarily due to an increase of $22.5 million or 13.2% in our Corporate business (inclusive of $6.8 million due to the Summit acquisition); partially offset by a decline of $12.2 million or 6.7% in our SoHo revenues, including a negative $7.3 million related to the legacy SoHo accounting practice discussed above. On a constant dollar basis, revenues grew by $14.1 million or 4.0% compared to the prior year.

GAAP net income from continuing operations decreased to $72.4 million in 2022 compared to $121.2 million for 2021. The decrease is primarily related to the interest expense associated with the 2026 and 2028 notes, additional costs as a standalone publicly traded company and increased headcount; partially offset by higher revenues.

GAAP earnings per diluted share from continuing operations (1) decreased to $3.62 in 2022 compared to $6.04 for 2021. The decrease is related to the items discussed above.

Adjusted EBITDA(2) for 2022 of $196.7 million is unfavorable compared to 2021 Consensus Adjusted EBITDA of $203.0 million.

Adjusted non-GAAP earnings per diluted share (2)(3) for the year decreased to $5.33, or 2.4%, compared to Consensus Adjusted non-GAAP earnings per diluted share (2)(3) of $5.46 for 2021. The decrease is related to the items discussed above, as well as a foreign exchange loss in the current period of $0.09 in other (expense) income, net due to the foreign exchange revaluation of intercompany transactions.

Consensus ended the year with $94.2 million in cash and cash equivalents after cash outlays related to interest expense payments of approximately $52 million (occurring in Q2 and Q4), the acquisition of Summit Healthcare of $12.2 million, share buybacks of $7.6 million and payments of approximately $7 million to the former parent in conjunction with the spin-off.

Key financial results from continuing operations for 2022 versus 2021 are set forth in the following table. Reconciliations of Adjusted non-GAAP net income, earnings per diluted share, Adjusted EBITDA and Consensus Adjusted results from operations to their nearest comparable GAAP financial measures accompany this press release.

(Unaudited, in thousands except per share amounts and percentages)	Continuing Operations		Consensus Adjusted (4)
				Favorable /(Unfavorable)
	2022	2021	FY 2021	% Change
GAAP revenues	$362,422	$352,664	$352,664	2.8%

GAAP net income	$72,411	$121,174
GAAP income per diluted share (1)	$3.62	$6.04
Adjusted Non-GAAP net income (2)	$106,569	$153,886	$108,935	(2.2)%
Adjusted Non-GAAP income per diluted share (1)(2)(3)	$5.33	$7.68	$5.46	(2.4)%
Adjusted EBITDA (3) (5)	$196,682	$217,225	$203,040	(3.1)%
Adjusted EBITDA margin (3)	54.3%	61.6%	57.6%

GUIDANCE (6)

The following table presents ranges for the Company’s 2023 full year guidance (in millions, except per share amounts):

	Low	Midpoint	High
Revenue	$370	$380	$390
Adjusted EBITDA	$192	$199	$206
Adjusted Non-GAAP earnings per share (7) (8)	$4.93	$5.08	$5.20

Notes:

(1)
The GAAP effective tax rates were 24.2% for Q4 2022 and 62.8% for Q4 2021. The non-GAAP effective tax rates were 18.8% for Q4 2022 and 22.8% for Q4 2021. The GAAP effective tax rates were 26.8% for 2022 and 24.8% for 2021. The non-GAAP effective tax rates were 20.3% for 2022 and 21.6% for 2021. The Consensus Adjusted non-GAAP effective tax rate was 24.0% for 2021.

(2)
Adjusted non-GAAP net income and Adjusted non-GAAP earnings per diluted share excludes certain non-GAAP items, as defined in the accompanying reconciliation of GAAP to Adjusted non-GAAP Financial Measures, for the three months ended December 31, 2022 and 2021. Such exclusions totaled $0.32 and $1.24 per diluted share, respectively. For the year ended December 31, 2022 and 2021, such exclusions totaled $1.71 and $1.64 per diluted share, respectively. Adjusted non-GAAP net income and Adjusted non-GAAP earnings per diluted share are not meant as a substitute for GAAP, but are presented solely for informational purposes.

(3)	Adjusted EBITDA is defined as earnings before interest; other (income) expense, net; income tax expense; depreciation and amortization; and other items used to reconcile earnings per share to Adjusted non-GAAP earnings per share, as presented in the Reconciliation of GAAP to Adjusted non-GAAP Financial Measures. Adjusted EBITDA amounts are not meant as a substitute for GAAP, but are presented solely for informational purposes.
(4)	The % change is a comparison of 2022 actual results versus 2021 Consensus Adjusted 2021 adjustments represent incremental costs incurred as a standalone public company, incremental interest expense related to the debt of $805 million and the effects of adjustments at the applicable statutory tax rates. See Certain Other Adjusted Financial Information for a reconciliation from GAAP to Consensus Adjusted non-GAAP net income and Consensus Adjusted non-GAAP income per diluted share.
(5)	See Net Income to Adjusted EBITDA Reconciliation for the components of Consensus adjusted EBITDA.
(6)	Full year guidance is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measures is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, we are unable to provide a reconciliation of these measures without unreasonable effort.
(7)	Adjusted non-GAAP earnings per diluted share excludes share-based compensation, amortization of acquired intangibles and the impact of unanticipated items, in each case net of tax. The non-GAAP effective tax rate for 2023 is expected to be between 19.7% and 21.7%.
(8)	Adjusted non-GAAP earnings per share range reflects an increase in depreciation and amortization year-over-year resulting from increased capitalized software placed into service between $5 million and $7 million over the prior period.

Financial Results are Preliminary

The Company is currently finalizing its financial closing process for the year ended December 31, 2022 and the Company’s audited financial results as of and for the year ended December 31, 2022 are not yet available. The unaudited, preliminary consolidated financial data presented above as of December 31, 2022 reflects the Company’s preliminary estimates based on information available as of the date of this release and is subject to change. Accordingly, you should not place undue reliance upon these preliminary estimates. The unaudited, preliminary financial data included in this press release has been prepared by, and is the responsibility of, the Company’s management. The Company’s auditor has not audited, reviewed, compiled or applied agreed-upon procedures with respect to such preliminary financial data. Accordingly, the Company’s auditor does not express an opinion or any other form of assurance with respect thereto. Upon completion of its financial closing procedures, the Company’s audited financial results may differ materially from its preliminary estimates.

About Consensus Cloud Solutions

Consensus Cloud Solutions, Inc. (NASDAQ: CCSI) is the world’s largest digital fax provider and a trusted global source for the transformation, enhancement and secure exchange of digital information. We leverage our 25-year history of success by providing advanced solutions for regulated industries such as healthcare, finance, insurance and manufacturing, as well as state and the federal government. Our solutions consist of: cloud faxing; digital signature; intelligent data extraction using natural language processing and artificial intelligence; robotic process automation; interoperability; and workflow enhancement that result in improved healthcare outcomes. Our solutions can be combined with best-in-class managed services for optimal implementations. For more information about Consensus, visit consensus.com and follow @ConsensusCS on Twitter to learn more.

Contact:

Laura Hinson
Consensus Cloud Solutions, Inc
844-211-1711
investor@consensus.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: the Company’s ability to grow fax revenues, profitability and cash flows; the Company’s ability to identify, close and successfully transition acquisitions; subscriber growth and retention; variability of the Company’s revenue based on changing conditions in particular industries and the economy generally; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments, including but not limited to the imposition or increase of taxes or regulatory-related fees; general economic and political conditions, including political tensions and war (such as the ongoing conflict in Ukraine); the risks identified in the Current Report on Form 8-K filed on the date of this press release relating to the Company’s restatement of its financial statements for the three and nine month periods ended September 30, 2022 and related matters the Company’s finalization of its financial statements for the year ended December 31, 2022 and the numerous other factors set forth in Consensus’ filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting Consensus, refer to the 2021 Annual Report on Form 10-K filed by Consensus on April 15, 2022, or when filed, the 2022 Annual Report on Form 10-K to be filed by Consensus and the other reports filed by Consensus from time-to-time with the SEC, each of which is available at www.sec.gov. The forward-looking statements provided in this press release are subject to change. Although management’s expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these statements.

About non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following Adjusted non-GAAP financial measures: Adjusted non-GAAP net income, Adjusted non-GAAP earnings per diluted share, Adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these Adjusted non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these Adjusted non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to these Adjusted non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These Adjusted non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity. We believe these Adjusted non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

For more information on these Adjusted non-GAAP financial measures, please see the appropriate GAAP to Adjusted non-GAAP reconciliation tables included within the attached Exhibit to this Release.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$94,164	$66,778
Accounts receivable, net of allowances of $4,681 and $4,743, respectively	28,029	24,829
Prepaid expenses and other current assets	14,335	4,650
Total current assets	136,528	96,257
Property and equipment, net	54,958	33,849
Operating lease right-of-use assets	7,875	7,233
Intangibles, net	49,940	43,549
Goodwill	346,585	339,209
Deferred income taxes	38,035	41,842
Other assets	2,816	873
TOTAL ASSETS	$636,737	$562,812

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$41,246	$40,206
Income taxes payable, current	2,253	5,227
Deferred revenue, current	24,579	24,370
Operating lease liabilities, current	2,793	2,421
Other current liabilities	156	5,739
Total current liabilities	71,027	77,963
Long-term debt	793,865	792,040
Deferred revenue, noncurrent	2,319	184
Operating lease liabilities, noncurrent	13,877	14,108
Liability for uncertain tax positions	6,725	4,795
Deferred income taxes	3,381	6,027
Other long-term liabilities	324	360
TOTAL LIABILITIES	891,518	895,477
Commitments and contingencies	—	—
Common stock, $0.01 par value. Authorized 120,000,000; total issued is 20,105,545 and 19,978,580 shares and total outstanding is 19,916,431 and 19,978,580 shares at December 31, 2022 and December 31, 2021, respectively	201	200
Treasury stock, at cost (189,114 and zero shares at December 31, 2022 and December 31, 2021, respectively)	(7,596)	—
Additional paid-in capital	21,649	2,878
Accumulated deficit	(249,927)	(318,886)
Accumulated other comprehensive loss	(19,108)	(16,857)
TOTAL STOCKHOLDERS’ EQUITY	(254,781)	(332,665)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$636,737	$562,812

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2022 AND 2021
(UNAUDITED, IN THOUSANDS EXCEPT SHARE PER SHARE AMOUNTS)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues	$90,232	$89,004	$362,422	$352,664

Cost of revenues	15,840	14,872	61,951	58,000
Gross profit	74,392	74,132	300,471	294,664
Operating expenses:
Sales and marketing	15,563	13,617	64,413	53,648
Research, development and engineering	1,705	2,017	10,018	7,652
General and administrative	17,572	37,966	74,122	58,228
Total operating expenses	34,840	53,600	148,553	119,528
Income from operations	39,552	20,532	151,918	175,136
Interest expense	(11,850)	(13,661)	(51,423)	(14,272)
Interest income	—	60	—	60
Other (expense) income, net	(6,324)	(1,673)	(1,582)	160
Income before income taxes	21,378	5,258	98,913	161,084
Income tax expense	5,178	3,304	26,502	39,910
Income from continuing operations	16,200	1,954	72,411	121,174
Income (loss) from discontinued operations, net of income tax	—	4,945	—	(12,173)
Net income	$16,200	$6,899	$72,411	$109,001

Net income per common share from continuing operations:
Basic	$0.82	$0.10	$3.64	$6.07
Diluted	$0.81	$0.10	$3.62	$6.04

Net income (loss) per common share from discontinued operations:
Basic	$—	$0.25	$—	$(0.61)
Diluted	$—	$0.25	$—	$(0.61)

Net income per common share
Basic	$0.82	$0.35	$3.64	$5.46
Diluted	$0.81	$0.35	$3.62	$5.44

Weighted average shares outstanding:
Basic	19,814,405	19,908,135	19,863,286	19,904,237
Diluted	19,935,599	19,990,787	19,947,505	19,986,889
Cash dividends paid per common share	$—	$—	$—	$—

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2021
(UNAUDITED, IN THOUSANDS)

	Year Ended December 31,
	2022	2021 (1)
Cash flows from operating activities:
Net income	$72,411	$109,001
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,302	51,811
Amortization of financing costs and discounts	1,889	442
Non-cash operating lease costs	1,332	4,396
Share-based compensation	20,055	2,459
Provision for doubtful accounts	1,157	7,194
Deferred income taxes	(1,054)	7,155
Loss on sale of businesses	—	21,797
Lease asset impairments and other charges	—	9,149
Changes in fair value of contingent consideration	—	642
Foreign currency remeasurement loss	—	181
Goodwill impairment on business	—	32,629
Decrease (increase) in:
Accounts receivable	(2,909)	(2,788)
Prepaid expenses and other current assets	(9,494)	(12,049)
Other assets	(1,944)	(3,260)
Increase (decrease) in:
Accounts payable and accrued expenses	(761)	5,831
Income taxes payable	(3,091)	(230)
Deferred revenue	(2,203)	(1,797)
Operating lease liabilities	(1,677)	(5,197)
Liability for uncertain tax positions	1,930	(1,730)
Other long-term liabilities	(7,620)	8,039
Net cash provided by operating activities	83,323	233,675
Cash flows from investing activities:
Purchases of property and equipment	(30,045)	(32,998)
Acquisition of businesses, net of cash received	(12,230)	(56,838)
Proceeds from sale of businesses, net of cash divested	—	48,876
Purchases of intangible assets	(1,000)	(1,511)
Net cash used in investing activities	(43,275)	(42,471)
Cash flows from financing activities:
Issuance of long-term debt	—	305,000
Debt issuance costs	(232)	(10,849)
Issuance of common stock under employee stock purchase plan	1,284	519
Repurchase of common stock	(7,596)	—
Shares withheld related to net share settlement	(4,079)	—
Payment of debt	—	(593)
Contributions from Former Parent	—	21,238
Deferred payments for acquisitions	—	(6,267)
Distribution to Former Parent - Separation	—	(290,282)
Distribution of non-fax cash to Former Parent	—	(266,539)
Net cash used in financing activities	(10,623)	(247,773)
Effect of exchange rate changes on cash and cash equivalents	(2,039)	(4,842)
Net change in cash and cash equivalents	27,386	(61,411)
Cash and cash equivalents at beginning of year	66,778	128,189
Cash and cash equivalents at end of year	$94,164	$66,778
Cash and cash equivalents at end of year, continuing operations	$94,164	$66,778
(1) The prior period includes cash flows from discontinued operations of the non-Consensus business.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP FINANCIAL MEASURES
(UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

The following tables sets forth reconciliations regarding certain non-GAAP measures for the three months ended December 31, 2022 and 2021 to the most closely comparable GAAP measure.

	Three Months Ended December 31,
	2022	Per Diluted Share *	2021	Per Diluted Share *
Net income from continuing operations	$16,200	$0.81	$1,954	$0.10
Plus:
Share based compensation (1)	5,123	0.26	464	0.02
Amortization (2)	677	0.03	931	0.05
Spin-off related costs (3)	57	—	9,621	0.48
Lease asset impairment and other charges (4)	—	—	6,281	0.31
Non-income related sales tax (5)	21	—	6,003	0.30
Acquisition related integration costs (6)	2	—	(26)	—
Intra-entity transfer (9)	467	0.02	1,677	0.08
Adjusted non-GAAP net income from continuing operations	$22,547	$1.13	$26,905	$1.34

The following tables sets forth reconciliations regarding certain non-GAAP measures for the years ended December 31, 2022 and 2021 to the most closely comparable GAAP measure.

	Year Ended December 31,
	2022	Per Diluted Share *	2021	Per Diluted Share *
Net income from continuing operations	$72,411	$3.62	$121,174	$6.04
Plus:
Share based compensation (1)	18,482	0.93	1,392	0.07
Amortization (2)	3,424	0.17	3,571	0.18
Spin-off related costs (3)	1,188	0.06	10,033	0.50
Lease asset impairment and other charges (4)	—	—	6,281	0.31
Non-income related sales tax (5)	6,358	0.32	6,003	0.30
Acquisition related integration costs (6)	474	0.02	362	0.02
Accounting fees for tax provision (7)	43	—	—	—
Gain on sale of assets (8)	—	—	(150)	(0.01)
Intra-entity transfer (9)	4,189	0.21	5,220	0.26
Adjusted non-GAAP net income from continuing operations	$106,569	$5.33	$153,886	$7.68
* The reconciliation of net income per share from GAAP to Adjusted non-GAAP may not foot since each is calculated independently.

Non-GAAP Financial Measures

To supplement its unaudited consolidated financial statements, the Company uses the following Non-GAAP financial measures: Adjusted EBITDA, Adjusted non-GAAP Net Income and Adjusted non-GAAP Diluted EPS (collectively the “Non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company uses these Non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about core operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

(1) Share-based compensation. The Company excludes stock-based compensation because it is non-cash in nature and because the Company believes that the Non-GAAP financial measures excluding this item provides meaningful supplemental information regarding the operational performance of the business. The Company further believes this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statements. In addition, excluding this item from the Non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(2) Amortization. The Company excludes amortization of patents and acquired intangible assets because it is non-cash in nature and because the Company believes that the Non-GAAP financial measures excluding this item provides meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the Non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(3) Spin-off related costs. The Company excludes certain expenses associated with the spin-off from Ziff Davis, Inc. The Company believes that the Non-GAAP financial measures excluding this item provides meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the Non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers.

(4) Lease Asset Impairments and Other Charges. The Company excludes lease asset impairments and other charges as they are non-cash in nature and because the Company believes that the Non-GAAP financial measures excluding this item provides meaningful supplemental information regarding the operational performance. In addition, excluding this item from the Non-GAAP measures facilitates comparisons to historical operating results.

(5) Non-income related sales tax. The Company has excluded certain non-income related sales taxes because this expense is related to our historical sales tax exposure in applicable states that have started to tax Software as a Service (“SaaS”) in recent years. The Company is in the process of remediating the exposure and doesn't believe it will be recurring. As a result, the Company believes that the Non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business.

(6) Acquisition related integration costs. The Company excludes certain acquisition and related integration costs such as adjustments to contingent consideration, severance, lease terminations, retention bonuses and other acquisition-specific items. The Company believes that the Non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In addition, excluding this item from the Non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(7) Accounting fees for tax provision. The Company excludes certain costs associated with the preparation for the tax provision because these costs are expected to be nonrecurring. The Company believes that the Non-GAAP financial measures excluding this item provides meaningful supplemental information regarding the operational performance of the business.

(8) Gain on sale of assets. The Company excludes the gain on sale of certain of its assets. The Company believes that the Non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In addition, excluding this item from the Non-GAAP measures facilitates comparisons to historical operating results.

(9) Intra-entity transfers. The Company excludes certain effects of intra-entity transfers to the extent the related tax asset or liability in the financial statement is not recovered or settled, respectively during the year. During December 2019, the Company entered into an intra-entity asset transfer that resulted in the recording of a tax benefit and related tax asset representing tax deductible amounts to be realized in future years which is expected to be recovered over a period of up to 20 years. The Company believes that the Non-GAAP financial measures excluding the cumulative future unrealized benefit of the assets transferred and including the tax benefit in the year of realization provides meaningful supplemental information regarding operational performance. In addition, excluding this item from the Non-GAAP measures facilitates comparisons to historical operating results.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(UNAUDITED, IN THOUSANDS)

The following table sets forth a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
					Consensus Adjusted
	2022	2021	2022	2021	2021
Net income from continuing operations	$16,200	$1,954	$72,411	$121,174	$108,935
Plus:
Interest expense, net	11,850	13,601	51,423	14,212	52,344
Other expense (income), net	6,324	1,673	1,582	(160)	40
Income tax expense	5,178	3,304	26,502	39,910	34,401
Depreciation and amortization	3,943	3,245	15,302	12,084	7,320
EBITDA:
Plus:
Share-based compensation	5,447	740	20,055	1,856	—
Spin-off related costs	70	11,777	1,582	12,339	—
Lease asset impairment and other charges	—	8,377	—	8,377	—
Non-income related sales tax	—	6,951	7,137	6,951	—
Acquisition related costs	—	—	631	482	—
Accounting fees for tax provision	—	—	57	—	—
Adjusted EBITDA	$49,012	$51,622	$196,682	$217,225	$203,040

Adjusted EBITDA as calculated above represents earnings before interest, other income, net, income tax expense and depreciation and amortization and the items used to reconcile GAAP to Adjusted non-GAAP financial measures, including (1) share-based compensation; (2) spin-off related costs; (3) lease asset impairment and other charges; (4) non-income related sales tax; (5) acquisition related costs and (6) accounting fees for tax provision. We disclose Adjusted EBITDA as a supplemental Non-GAAP financial performance measure as we believe it is a useful metric by which to compare the performance of our business from period to period. We understand that measures similar to Adjusted EBITDA are broadly used by analysts, rating agencies and investors in assessing our performance. Accordingly, we believe that the presentation of Adjusted EBITDA provides useful information to investors.

Adjusted EBITDA is not in accordance with, or an alternative to, net income, and may be different from Non-GAAP measures used by other companies. In addition, Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles. This Adjusted non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(UNAUDITED, IN THOUSANDS)

	Q1	Q2 (1)	Q3	Q4 (1)	YTD
2022
Net cash provided by operating activities	$49,908	$2,298	$37,066	$(5,949)	$83,323
Less: Purchases of property and equipment	(6,915)	(6,829)	(7,316)	(8,985)	(30,045)
Free cash flows	$42,993	$(4,531)	$29,750	$(14,934)	$53,278
(1) Net cash provided by operating activities during the second quarter and fourth quarter was impacted by cash outlays related to interest expense payments of approximately $26 million (occurring in Q2 and Q4) and other significant payments.

The Company discloses free cash flows as a supplemental Non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that this Non-GAAP measure is broadly used by analysts, rating agencies and investors in assessing the Company’s performance. Accordingly, the Company believes that the presentation of this Non-GAAP financial measure provides useful information to investors.

Free cash flows is not in accordance with, or an alternative to, Cash Flows from Operating Activities, and may be different from Non-GAAP measures with similar or even identical names used by other companies. In addition, the Non-GAAP measure is not based on any comprehensive set of accounting rules or principles. This Non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Certain Other Adjusted Financial Information (Unaudited)

CONSENSUS CLOUD SOLUTIONS, INC
ADJUSTED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(UNAUDITED, IN THOUSANDS)

	Consensus	Adjustments (1)	Consensus Adjusted
Revenues	$352,664	$—	$352,664
Cost of revenues	58,000	358	58,358
Gross profit	294,664	(358)	294,306
Operating expenses:
Sales and marketing	53,648	(91)	53,557
Research, development and engineering	7,652	(3)	7,649
General and administrative	58,228	(20,848)	37,380
Total operating expenses	119,528	(20,942)	98,586
Income from operations	175,136	20,584	195,720
Interest expense	(14,212)	(38,132)	(52,344)
Other income, net	160	(200)	(40)
Income before income taxes	161,084	58,916	143,336
Income tax expense	39,910	(5,509)	34,401
Net income	$121,174	$64,425	108,935

Net income per common share from continuing operations:
Basic	$6.07	$(0.60)	$5.47
Diluted	$6.04	$(0.58)	$5.46

Weighted average shares outstanding:
Basic	19,904,237
Diluted	19,986,889
(1) Adjustments represents the following:
•Represents incremental costs to be incurred as a standalone public entity and overhead currently shared from Ziff Davis such as legal, accounting, finance, human resource and payroll, net of tax.
•Reflects the interest expense related to debt of $805 million principal amount issued by Consensus Cloud Solutions, Inc., on October 7, 2021, in connection with the separation capitalization plan with an interest rate of 6.3% per annum.
•Reflects the effects of the adjustments at the applicable statutory income tax rates.

The following table sets forth certain adjusted financial and operating information for Consensus for the three months and years ended December 31, 2022 and 2021 (in thousands, except for percentages):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Corporate revenue	$47,837	$43,442	$192,201	$169,732
Corporate customer accounts	52	45	52	45
Corporate ARPA (1)	$321.51	$322.13	$331.77	$308.42
Corporate paid adds (2)	4	3	15	13
Corporate monthly account churn (3)	1.50%	2.51%	1.78%	2.68%

SoHo revenue	$42,391	$45,294	$170,193	$182,390
SoHo customer accounts	942	1,038	942	1,038
SoHo ARPA (1)	$14.71	$14.36	$14.32	$14.40
SoHo paid adds (2)	82	90	364	411
Soho monthly account churn (3)	3.82%	3.54%	3.70%	3.37%
(1) Represents a monthly ARPA calculated for the quarter or year calculated as follows. Monthly ARPA on a quarterly basis is calculated using our standard convention of dividing revenue for the quarter by the average of the quarter’s beginning and ending customer base and dividing that amount by 3 months. Monthly ARPA on an annual basis is calculated by dividing revenue for the year by the average customer base for the applicable four quarters and dividing that amount by 12 months. Consensus believes ARPA provides investors an understanding of the average monthly revenues we recognize per account associated within Consensus’ customer base. As ARPA varies based on fixed subscription fee and variable usage components, Consensus believes it can serve as a measure by which investors can evaluate trends in the types of services, levels of services and the usage levels of those services across Consensus’ customers.

(2) Paid Adds represents paying new Consensus customer accounts added during the quarter or annual period.

(3) Monthly churn is defined as a Consensus paying customer accounts that cancelled its services during the period divided by the average number customers over the period. This measure is calculated monthly and expressed as an average over the applicable period.